Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Members

Whitehouse Analytical Laboratories, LLC:

We consent to the incorporation by reference in the registration statements on Form S-3 (Registration Nos. 333-178718, 333-200800, and 333-207247) and on Form S-8 (Registration Nos. 333-80477, 333-91423, 333-152169, 333-174973, 333-189219, and 333-205036) of Albany Molecular Research, Inc. of our report dated February 26, 2016, with respect to the balance sheet of Whitehouse Analytical Laboratories, LLC as of December 31, 2014, and the related statements of operations and members’ equity and cash flows for the year ended December 31, 2014, which report appears in the Current Report on Form 8-K/A of Albany Molecular Research, Inc. dated March 1, 2016.

/s/ KPMG LLP

Albany, New York

March 1, 2016